UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: December 29, 2014 (Date of earliest event reported)

Turtle Beach Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-35465	27-2767540
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Summit Lake Drive, Suite 100

Valhalla, New York 10595

(Address of principal executive offices)

914-345-2255

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On December 29, 2014, Turtle Beach Corporation (the “Company”) entered into an Amendment (the “Amendment”) to its Loan, Guaranty and Security Agreement, dated March 31, 2014 (as amended, the “Credit Agreement”) by and among the Company, Voyetra Turtle Beach, Inc., (“VTB”), VTB Holdings, Inc. (“VTBH”), Turtle Beach Europe Limited (“TB Europe”), PSC Licensing Corp., the various financial institutions and other persons from time to time party thereto and Bank of America, N.A. (“BofA”), as agent, sole lead arranger and sole bookrunner. The purpose of the Amendment is to, among other things, permit the Company to repay approximately $7.7 million of existing subordinated debt and accrued interest with the proceeds of an additional loan drawn pursuant to the Credit Agreement (the “Loan”). The Loan will result in modified financial covenants while it is outstanding, will bear interest at a rate of LIBOR for the applicable interest period plus 5% and will be repaid by the Company in equal monthly installments beginning on April 1, 2015 and ending on April 1, 2018. In addition, BofA will receive an agreed upon fee in connection with the Amendment.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01 – Other Events.

On December 30, 2014, the Company issued a press release announcing its entering into the Amendment, a copy of which is filed herewith as Exhibit 99.1.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

99.1	Press release dated December 30, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 30, 2014	TURTLE BEACH CORPORATION

	By:	/s/ John T. Hanson
John T. Hanson Chief Financial Officer